PURCHASE AGREEMENT

By:
DIAGNOSTIC USA, INC.
(Purchaser)

And

BANYAN CORPORATION
(Parent)

And

JEFF & CONNIE REBARCEK
(Hereinafter collectively referred to as the “Seller”)

And

NATIONWIDE DIAGNOSTIC SOLUTIONS, INC.
(Company)

March 18th, 2005

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TABLE OF CONTENTS
(continued)

Exhibit A	Form of Note
Exhibit B	Form of Security Agreement
Exhibit C	Form of Parent Guaranty
Exhibit D	Form of Opinion of Purchaser’s/Parent’s Counsel
Exhibit E	Terms of the Jeff Rebarcak Employment Agreement

ii

                     THIS PURCHASE AGREEMENT (“Agreement”) is made the 18th day of March 2005, by and among Diagnostic USA, Inc., a Colorado corporation (the “Purchaser”), Banyan Corporation, an Oregon corporation (the “Parent”), Jeff & Constance Rebarcek (the “Seller”) and Nationwide Diagnostic Solutions, Inc., an Arizona corporation (the “Company”).

PREAMBLE

                     WHEREAS the Company is in the diagnostic imaging business and acquired this business from Arizona Diagnostic Group, Inc. (the “Predecessor Company”) on or about the 1st day of September, 2004;

                     WHEREAS, the Seller is the sole shareholders of the Company; and

                     WHEREAS, the Seller desires to sell to the Purchaser and the Purchaser desires to purchase from the Seller all of the membership interest (“the Membership Interest”) in the Company on the terms and conditions contained herein.

                NOW THEREFORE for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants and agreements herein contained, the parties do hereby mutually covenant and agree as follows:

ARTICLE 1
BASIC TRANSACTION

1.1           Purchase and Sale. Subject to and in accordance with the terms and conditions hereof, the Seller covenants and agrees to sell to the Purchaser and the Purchaser covenants and agrees to purchase from the Seller all of their membership interest in the Company outstanding as of the date of this Agreement (the “Membership Interest”) for the Purchase Price payable on the Closing Date.

1.2           Purchase Price. The Purchase Price is $10 Million ($10,000,000) Dollars, payable by delivery of the following:

                (a)      Seven Hundred Thousand ($700,000) Dollars payable on the Closing Date;

                (b)      Nine Million Three Hundred Thousand ($9,300,000) Dollars by way of a promissory note issued by Purchaser of which $1,500,000 is to be guaranteed by the Parent. The amount guaranteed by the Parent will reduce by the amount paid pursuant to the promissory note. Such note to be in form attached hereto as Exhibit A (the “Note”). At any time, the Seller can convert up to a maximum of One Million ($1,000,000) Dollars payable under the Note to S.144 restricted common stock in the parent at a price equivalent to the previous 10 days rolling average of the share price, but in any case no lower than $0.22 per share.

1.3           Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Quarles & Brady Streich Lang LLP, Two North Central, Phoenix, AZ 85004, or such other premises as is mutually agreeable to the parties hereto, on the second business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions hereby (the “Closing Date”). In addition to any other Closing

Conditions set forth in Article 4 of this Agreement, the following agreements shall be executed and delivered at Closing:

                (a)       An agreement providing Seller with a security interest in the Membership Interest as collateral for the Note in the form attached hereto as Exhibit B (the “Security Agreement”);

                (b)       A guaranty by Parent of the Note in the form attached hereto as Exhibit C (the “Guaranty”);

1.4           Allocation of the Purchase Price. Seller has the right to allocate the Purchase Price among the assets of the Company in a manner as mutually agreeable to the Purchaser and the Parent.

1.5           Terms. The terms upon which the Membership Interest is offered is not related to the expected volume or value of referrals of diagnostic services that could be generated pursuant to this Agreement. The foregoing notwithstanding, this Agreement in no way is intended to require or encourage the referral of diagnostic services among or between the Seller or the Purchaser.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE SELLER

2.1           Representations and Warranties of Seller. The Seller acknowledges and confirms that the Purchaser is relying upon the representations and warranties of the Seller in connection with the purchase by the Purchaser of the Membership Interest and Option. The Seller represents and warrants to the Purchaser as of the date of this Agreement as follows:

                (a)       The Company is a limited liability company validly existing and qualified to carry on its business as previously conducted under the laws of the State of Arizona.

                (b)       Company for the past three years have been made available for inspection by the Purchaser and all such documents made available for inspection by the Purchaser were complete, accurate, and up-to-date in all material respects.

                (c)       The Seller is the sole owner of all of the outstanding membership interests of the Company.

                (d)       The Membership Interest is now and will be as at the Closing Date free and clear of all liens, charges, encumbrances and security interests whatsoever.

                (e)       No person, firm or corporation now has or at the Closing Date will have any agreement or option for the purchase from the Seller of the Interest.

                (f)       There are no debts owing to the Company by the Seller or by persons or companies not dealing at arm’s length with the Company.

                (g)       Except as listed on Disclosure Schedule 2.1(g), the Company is not as of the date of this Agreement, nor will it be at the Closing Date, a party to any guarantee or other like commitment.

                (h)       The Company has not authorized nor will it authorize prior to the Closing Date any payment to managers, officers or employees of the Company except in the ordinary course of business and at regular rates of salary or other remuneration for same.

                (i)       To the knowledge of the officers and managers of the Company and except as set forth on Disclosure Schedule 2.1(i), there are not now and at the Closing Date there will be no actions, suits or proceedings pending, threatened against or materially affecting the Company before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign which would materially adversely affect the financial position of the Company.

                (j)       The Company does not control, directly or indirectly any other limited liability company, corporation, association or other business organization.

                (k)       The Company is not now nor will it be at the Closing Date in default or breach of any material contracts, agreements, trust deeds, indentures or other instruments to which the Company is a party, and all such material contracts, agreements, trust deeds, indentures or other instruments are now and will be at the Closing Date in full force and effect.

                (l)       The Company has not now nor will it have at the Closing Date made, authorized or entered into any commitment for any capital or other expenditure in excess of $10,000 in value, other than in the ordinary course of business.

                (m)       Except for the Employment Agreements to be entered into by and between Jeff Rebarcak and the Company prior to the Closing Date in accordance with terms set forth on Exhibit G hereto, or as otherwise disclosed on Disclosure Schedule 2.1(m), the Company is not now nor will it be at the Closing Date a party to any written employment or service agreement or any pension agreement or union agreement.

                (n)       The Company has not now nor will it at the Closing Date have any outstanding liability for payment of wages, vacation pay, salaries, bonuses, pensions, or for contribution under any employee benefit plans, or other compensation, current or deferred under any labour or employment contract, whether oral or written, save and except for normal accruals for wages, vacation pay, salary or other similar expenses and normal day to day operating expenses.

                (o)       During the last three years, there has been no material adverse change in the financial condition of the Company or its Predecessor Company, except for changes in the ordinary course of business, which are not expected to materially adversely affect the organization, assets or properties of the Company on an ongoing basis.

                (p)       The Agreement herein constitutes a valid and binding obligation of the Seller and all transactions contemplated herein will not result in any violation of any of the terms and conditions of the Articles of Organization of the Company or of any indenture or other material agreement to which the Company or the Seller is a party or by which the Company is bound and does not constitute a default thereunder.

                (q)       The Company is in compliance in all material respects with all applicable laws and regulations relating to the conduct of its business and has all permits, licenses, certificates and authorizations necessary to carry on its business as presently conducted, except those permits, licenses, certificates and authorizations the absence of which would not have a material adverse effect on the Company.

                (r)       The financial statements for the Company and its Predecessor Company as of and for the 3 years ending December 31st, 2004 have been prepared in accordance with generally accepted accounting principles and fairly present the financial position of the Company and its member as of and for the periods presented.

                (s)       No distributions to members of the Company have been paid or authorized or will be declared, paid or authorized after the date hereof and up to the Closing Date.

                (t)       Except as noted on Disclosure Schedule 2.1(t), the Company is not now a party to nor will it be at the Closing Date a party to any material contracts which cannot be cancelled in fewer than 90 days other than contracts in the ordinary course of business. To the knowledge of the Seller, the other parties to such material contracts are not in default under said contracts.

                (u)       In making the representations in this Section 2.1, the Seller has not knowingly made untrue statements or knowingly omitted any material fact.

The representations and warranties contained in this Section 2.1 shall survive the Closing.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND PARENT

3.1           Representations and Warranties of Purchaser and Parent. Each of the Purchaser and Parent acknowledges and confirms that the Seller is relying upon its representations and warranties in connection with the sale by the Seller of the Membership Interest. The Purchaser and Parent each represents and warrants to the Seller as of the date of this Agreement as follows:

                (a)       Organization of Purchaser. Purchaser and Parent are corporations, validly existing and in good standing under the laws of the jurisdiction of their respective organizations.

                (b)       Authorization of Transaction. Each of Purchaser and Parent has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, to the extent required by law or under the governing documents of Parent and Purchaser, the boards of directors of Parent and Purchaser have duly authorized the execution, delivery and performance of this Agreement by Purchaser and Parent and no further action is required to be taken by the shareholders of Parent or Purchaser to authorize the execution, delivery or performance of this Agreement. This Agreement constitutes the valid and legally binding obligation of Parent and Purchaser, enforceable in accordance with its terms.

                (c)       Capitalization.

                                (i)       The authorized capital stock of Parent, together with Options, consists of those amounts as noted in all of the Parent’s filings with the SEC and with its Transfer Agent, Transfer On Line. At the request of the Seller, the Parent will provide a summary of outstanding shares and options of the Parent.

                (d)       Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Purchaser or Parent is subject or any provision of their respective charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any consent or notice under any agreement, contract, lease, license, instrument or other arrangement to which Purchaser or Parent is a party or by which either of them is bound or to which the assets of either of them are subject. Neither Purchaser nor Parent needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of, any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

                (e)       Securities Filings.

                                (i)       Parent has filed all reports and schedules required to be filed with the Securities and Exchange Commission during the 12 months immediately preceding the date of this Agreement pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the regulations thereunder (collectively the “SEC Reports”). As of their respective dates, none of the SEC Reports (including all schedules thereto and documents incorporated by reference therein), contained any untrue statement of a material fact or omitted a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the SEC Reports and each registration statement filed under the Securities Act (“Registration Statements”) at the time of filing or as of the date of the last amendment thereof, if amended after filing, complied in all material respects with the Exchange Act or the Securities Act, as applicable.

                                (ii)      The consolidated financial statements (including, in each case, any related notes thereto) contained in the SEC Reports (i) complied with applicable accounting requirements and the published regulations with respect thereto, (ii) were prepared in accordance with GAAP (except in the case of interim balance sheets, as permitted by Regulation S-X promulgated by the SEC) applied on a consistent basis throughout the periods involved (except as may be expressly described in the notes thereto) and (iii) fairly present the consolidated financial position of the Parent at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated.

                (f)       Absence of Certain Changes or Events.

                                (i)       Except to the extent disclosed in the SEC Reports, since December 31, 2003, there has not occurred a material adverse change in respect of Parent.

                                (ii)      Neither Parent nor Purchaser is in default under any material agreement to which it is a party or to which its assets are subject, and no event has occurred or circumstances exists which, with the giving of notice or the passage of time or both, would constitute such a default.

                (g)       Absence of Litigation. Except as set forth in the SEC Reports, there is no litigation pending, or to the knowledge of Parent’s Chief Executive Officer, after reasonable investigation, threatened against Parent that could result in a material adverse change with respect to Parent. Parent is not subject to any outstanding claim or order other than as set forth in the SEC Reports, which, individually or in the aggregate could result in a material adverse change in respect of Parent. Parent has made available to Seller all written correspondence from the Securities and Exchange Commission received during the twelve months immediately preceding the date of this Agreement and all written correspondence from Nasdaq or any exchange or trading system on which Parent common stock is listed, traded or quoted closing conditions.

                (h)       Investment Representation; Accredited Investor. Purchaser is acquiring the Membership Interest for its own account for purposes of investment and not with a view to the distribution thereof or dividing all or any part of its interest therein with any other person or entity. Purchaser acknowledges that the sale of the Membership Interest has not been registered under applicable laws (including the Securities Act, any state, local or foreign securities laws) and that such shares may not be transferred without registration under, pursuant to an exemption from or in a transaction not subject to, all applicable law. Purchaser acknowledges that the Membership Interest, if certificated, will bear a restrictive legend and that such certificated interest may only be transferred following the removal of such legend by Purchaser. Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Purchaser had the opportunity to discuss Seller’s business, management and financial affairs with Seller and its management team. Purchaser has such knowledge and experience in financial and business matters, or has been adequately advised by financial representatives, that Purchaser is capable of evaluating the merits and risks of the Membership Interest.

ARTICLE 4
CLOSING CONDITIONS

4.1           Conditions Precedent of Purchaser’s and Parent’s Obligation to Close. The obligation of the Purchaser to consummate the transaction contemplated by this Agreement is subject to the following conditions precedent:

                (a)       the representations and warranties of the Seller, set forth in Section 2.1 shall be true, complete and correct as at the Closing Date;

                (b)       the Seller shall have made available to the Purchaser all books, accounts, records and other financial and accounting information relating to the Company and the Predecessor Company in order to enable the Purchaser to audit the same. These Statements shall be acceptable to the Purchaser in its sole discretion, failing which this agreement is void, ab initio;

                (c)       the Seller shall have made available to counsel for the Purchaser all charter documents, other organizational records and all documents of title and related records of the Company in order to enable such counsel to make an examination of same;

                (d)       all necessary legal and contractual steps and proceedings to be taken by the Seller shall have been taken to permit the sale of the Membership Interest;

                (e)       the Seller shall have furnished the Purchaser with evidence that the Company holds all valid licenses and permits as may be requisite for the carrying on of the business of the Company in the manner in which it is now carried on and that the Company owns or uses by valid license such trademarks, trade names, formulae, processes, patents or other intellectual property rights as are now used by the Company in the carrying on of its business;

                (f)       Seller shall have delivered to Purchaser a certificate to the effect that each of the conditions specified in this Section 4.1 has been satisfied in all respects;

                (g)       each of the following documents shall be duly executed and delivered by Seller to Purchaser:

                                (i)       the Company’s membership certificate for the Membership Interest.

4.2           Conditions Precedent of Seller’s Obligation to Close. The obligation of the Seller to consummate the transaction contemplated by this Agreement is subject to the following conditions precedent:

                (a)       the representations and warranties set forth in Section 3.1 shall be true and correct in all respects as of the Closing as if given on that date;

                (b)       there shall not have occurred a material adverse change with respect to the Parent since September 30, 2004;

                (c)       Purchaser and Parent shall have performed and complied with all covenants through the Closing Date;

                (d)       no action, suit or proceeding shall be pending or threatened before any court or administrative agency that (i) would prevent the consummation of any of the transactions contemplated by this Agreement, (ii) questions the issuance by Parent of the Delivered Parent Shares, or (iii) cause any of such transactions to be reversed or disregarded following consummation;

                (e)       Purchaser shall have delivered to Seller a certificate to the effect that each of the conditions specified in this Section 4.2 have been satisfied in all respects;

                (f)       each of the following agreements shall have been executed and delivered by Purchaser or Parent, as the case may be, to Seller:

                              (i)       the Note;

                              (ii)      the Security Agreement;

                              (iii)      the Guaranty;

                (g)       Seller shall have received an opinion of counsel from Parent and Purchaser in the Form attached hereto as Exhibit D.

ARTICLE 5
TERMINATION

5.1           Termination of Agreement. The parties may terminate this Agreement as provided below any time prior to Closing:

                (a)       Purchaser and Seller may terminate this Agreement by mutual written agreement;

                (b)       Purchaser may terminate this Agreement if Seller has materially breached any of its covenants contained in this Agreement and has not cured the breach within thirty (30) days following notice thereof by Purchaser;

                (c)       Seller may terminate this Agreement if Purchaser has materially breached any of its covenants contained in this Agreement and has not cured the breach within thirty (30) days following notice thereof given by Purchaser; and

                (d)       by Purchaser or Seller if the Closing has not occurred on or before April 30th, 2005; provided, however, that a party shall have no right to terminate if the terminating party’s failure to perform an obligation under this Agreement is the reason for the non-closing.

                (e)       by Purchaser, in the event it has not waived the Purchaser’s Conditions Precedent as contained in Article 4.1 above.

ARTICLE 6
INDEMNITY

6.1           Indemnity by Seller. To induce Purchaser and Seller to enter into this Agreement and to consummate the transactions contemplated thereby, Seller agrees that, subject to the limitations set forth in Section 6.3, from and after the Closing Date, Seller shall indemnify and hold Purchaser harmless from and against, and agree to promptly defend Purchaser from and reimburse Purchaser for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable attorneys’ fees and other reasonable legal costs and expenses, including without limitation, those incurred in connection with any suit, action or other proceeding) (“Losses”) which Purchaser may at any time, subject to the terms of Section 6.3 hereof, suffer or incur, or become subject to, as a result of or in connection with:

                (a)       Any inaccuracy in or breach of any representation and warranty made by Seller in this Agreement or in any closing document delivered to Purchaser in connection with this Agreement; and

                (b)       Any breach by Seller of, or failure by Seller to comply with, any of its covenants or obligations under this Agreement (including, without limitation, its obligations under this Article 6).

6.2           Indemnity by Purchaser. From and after the Closing Date, Purchaser shall indemnify and hold Seller harmless from and against, and agrees to promptly defend Seller from and reimburse it for, any and all Losses Seller may at any time suffer or incur, or become subject to, as a result of or in connection with:

                (a)       Any inaccuracy in or breach of any representation and warranty made by Purchaser in this Agreement or in any closing document delivered to Seller in connection with this Agreement; and

                (b)       Any breach by Purchaser of, or failure by Purchaser to comply with, any of its covenants or obligations under this Agreement (including, without limitation, its obligations under this Article 6).

6.3           Provisions Regarding Indemnities.

                (a)       Insurance Recoveries. The amounts for which an indemnifying party shall be liable under Sections 6.1 and 6.2 of this Agreement shall be net of any insurance proceeds actually received by the indemnified party in connection with the facts giving rise to the right of indemnification.

                (b)       Termination of Rights to Indemnity. The right of the Purchasers to receive indemnity as provided in Section 6.1 shall expire on the date that is 12 months after the Closing Date, except as to any claim for indemnity that has been described in a notice delivered to the other party pursuant to Section 6.4 of this Agreement prior to such time. The right of the Seller to receive Indemnity as provided in Section 6.2 shall expire on the date of the last payment made in full satisfaction of the Note.

                (c)       Rights on Termination. The termination under Section 6.3(b) of the rights of an indemnified party to receive indemnity shall not affect that person’s right to prosecute to conclusion any claim made by that person in accordance with this Agreement prior to the time that the relevant right of indemnity terminates.

                (d)       Limitations on Liability of Seller. The liability of Seller under Section 6.1 of this Agreement shall be without deduction or limitation, except that such liability shall be only to a maximum amount of $1.5 million and may be payable in the form of the Promissory Note. Seller may, at Seller’s discretion, offset any amount that Seller may owe to Purchaser, if any, as indemnity pursuant to this Article 6, against amounts owed by Purchaser to Seller under the Note.

6.4           Indemnification Procedure.

                (a)       Notice. If an indemnified party shall claim to have suffered a Loss for which indemnification is available under Section 6.1 or 6.2, as the case may be, the indemnified party shall notify the indemnifying party in writing of such claim, which notice shall describe the nature of such claim, the facts and circumstances that give rise to such claim and the amount of such claim if reasonably ascertainable at the time such claim is made. In the event that within 45 days after the receipt by the indemnifying party of such a written notice from the indemnified party, the indemnified party shall not have received from the indemnifying party a written objection to such claim, such claim shall be conclusively presumed and considered to have been assented to and approved by the indemnifying party following receipt by the indemnifying party (and, in the case of a claim by Purchaser, the escrow agent) of a written notice from the indemnified party to such effect.

                (b)       Resolution. If within the 45 day period described in paragraph (a) above the indemnified party shall have received from the indemnifying party a notice setting forth the indemnifying party’s objections to such claim and the indemnifying party’s reasons for such objection, then the parties shall follow the procedures set forth in Section 6.5 below with respect to the resolution of such matter.

                (c)       Third-Party Claims.

                                (i)       Any indemnified party seeking indemnification pursuant to this Article 6 in respect of any third-party claim shall give the indemnifying party from whom indemnification with respect to such claim is sought (A) prompt (but in any event no later than 45 days after such indemnified party has received notice of such third party claim) written notice of such third-party claim and (B) copies of all documents and information provided by the third party to the indemnified party in connection with such claim. The failure of the indemnified party to so notify or provide copies to the indemnifying party shall not relieve the indemnifying party from any liability to the indemnified party for any liability hereunder except to the extent that such failure shall have prejudiced the defense of such third-party claim.

                                (ii)      The indemnifying party shall have the right to participate in the defense of such claim and at its option to assume the defense thereof using counsel reasonably acceptable to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim, the indemnified party may continue to participate in the defense of such claim, but, except as set forth in subsection (iii) below, the indemnifying party shall not be liable to the indemnified party under this Article 6 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense of such claim, other than reasonable costs of investigation. If, following its assumption of the defense of a claim pursuant to this Section 6.4(c), the indemnifying party believes that the claim is not indemnifiable pursuant to Section 6.1 or Section 6.2, the indemnifying party shall promptly tender back to the indemnified party the defense of such claim. If the indemnifying party fails to assume or, if assumed, tenders back the defense of a claim pursuant to this Section 6.4(c) and thereafter concludes that it wishes to defend the claim, it shall be entitled to do so upon notice to the indemnified party of its decision; provided, however, that any such subsequent assumption of defense pursuant to this sentence shall constitute an admission by the indemnifying party that the claim is indemnifiable pursuant to Section 6.1 or Section 6.2.

                                (iii)     Notwithstanding the foregoing, if: (A) the employment thereof is authorized by the indemnifying party in writing; (B) the indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the indemnifying party and in the reasonable judgment of such counsel it is advisable for the indemnified party to employ such counsel; or (C) the indemnifying party has failed to assume defense of such claim within 45 days after it receives written notice of such claim or to employ counsel reasonably satisfactory to the indemnified party; the indemnified party may notify the indemnifying party in writing that it elects to employ separate counsel (which counsel shall be reasonably acceptable to the indemnifying party) at the expense of the indemnifying party and the indemnifying party shall not have the right to assume the defense of such claim, except as provided for by the last sentence of Section 6.4(c)(ii) . The indemnifying party shall not, in connection with one claim or substantially similar claims in the same jurisdiction arising out of the same or substantially similar facts, be liable for the reasonable fees and expenses of more than one firm of attorneys, which firm shall be designated in writing by the indemnified party. Nothing contained in this Section 6.4(c) shall in any way restrict the indemnified party’s ability to defend a claim and, if such claim is otherwise indemnifiable pursuant to the provisions of this Article 6, to recover all costs associated with such defense while the indemnifying party is considering whether to assume the defense of a claim tendered to it.

                                (iv)      Each indemnifying party and indemnified party shall use commercially reasonable efforts to cooperate with the other in the defense of such claim. The indemnifying party shall not be liable for the settlement of any claim affected without its written consent, which consent shall not be unreasonably withheld. No such claim shall be settled by the indemnifying party without the prior written consent of the indemnified party. If a firm, written, bona fide offer is made by the third party to settle or resolve any third party claim and the indemnifying party proposes to accept such settlement and the indemnified party refuses to consent to such settlement, then: (A) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for all further defense of, such claim; (B) the maximum liability of the indemnifying party relating to such claim shall be the amount of the proposed settlement if the amount thereafter recovered from the indemnified party is greater than the amount of the proposed settlement; and (C) the indemnified party shall pay all attorneys’ fees and legal costs and expenses incurred after the rejection of such settlement, but if the amount thereafter recovered by the third party from the indemnified party is less than the amount of the proposed settlement, the indemnified party shall also be entitled to reimbursement for such fees and costs up to a maximum equal to the difference between the amount recovered by such third party and the amount of the proposed settlement.

6.5           Dispute Resolution Process. If a dispute concerning the interpretation of this Agreement or an alleged breach of this Agreement arises, the parties shall follow the procedures specified below to resolve the dispute.

                (a)       Negotiations. The parties shall promptly attempt to resolve any dispute by negotiations between Purchaser and Seller, as appropriate.

                (b)       Submission to Adjudication. If a dispute is not resolved by negotiation pursuant to Section 6.5(a) of this Agreement within 30 calendar days after initiation of the negotiation process pursuant to Section 6.5(a) of this Agreement, such dispute and any other claims arising out of or relating to this Agreement may be heard, adjudicated and determined in an action or proceeding filed in any state court in Maricopa County, Arizona or any federal court in the District of Arizona.

                (c)       General Provisions Regarding Dispute Resolution.

                                (i)       Provisional Remedies. At any time during the procedures specified in Sections 6.5(a) of this Agreement, a party may seek a preliminary injunction or other provisional judicial relief if in its judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action, the parties will continue to participate in good faith in the procedures specified in this Section 6.5.

                                (ii)     Tolling Statutes of Limitations. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in this Section 6.5 are pending. The parties will take such action, if any, as is required to effectuate such tolling.

                                (iii)    Performance to Continue. Each party is required to continue to perform its obligations under this Agreement pending final resolution of any dispute.

                                (iv)      Except in the case of fraud, or where a party may be entitled to injunctive relief or other equitable remedies, after the Closing, the indemnification provided in this Article 6 will constitute the exclusive remedy of the parties and each of their respective directors, officers, employees, agents and assigns from and against any and all Losses asserted against, resulting to, imposed upon or incurred or suffered by, any of them, directly or indirectly, as a result of, or based upon or arising from the breach of any representation or warranty or the nonfulfillment of any agreement or covenant in or pursuant to this Agreement or any other agreement, document, or instrument required hereunder.

ARTICLE 7
POST-CLOSING COVENANTS AND MISCELLANEOUS

7.1           Distributions. Purchaser agrees that so long as any amount is due and payable under the Promissory Note, 50% of any distributions or dividends of the Company to Purchaser will be paid to Seller in satisfaction of Purchaser’s obligations under the Promissory Note, however, in the first year of the Promissory Note 70% of any distributions of the Company distributable to Purchaser will be paid to Seller in satisfaction of Purchaser’s obligations under the Promissory Note. Notwithstanding the foregoing, the Purchaser agrees that it shall pay to the Seller a minimum amount of Ten Thousand ($10,000) Dollars per month toward the Note, regardless of the amount of distribution or dividending (or lack thereof) to the Purchaser in any given month. The parties hereto agree to distribute, as dividends, a minimum of 75% of the net profits of the Company, on a monthly basis, unless otherwise mutually agreed.

7.2           Further Assurances. The parties hereto and each of them do hereby covenant and agree to do such things and execute such further documents, agreements and assurances as may be necessary or advisable from time to time in order to carry out the terms and conditions of this Agreement in accordance with their true intent.

7.3           Entire Agreement. This Agreement constitutes the entire agreements between the parties hereto relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements among the parties in connection with the subject matter hereof except as specifically set forth herein.

7.4           Amendments. This Agreement may be altered or amended in any of its provisions when any such changes are reduced to writing and signed by the parties hereto.

7.5           No Waiver. No consent or waiver, express or implied, by either party to or of any breach or default by the other party in the performance by the other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of obligations hereunder by such party hereunder. Failure on the part of either party to complain of any act or failure to act of the other part or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.

7.6           Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:	Jeff & Constance Rebarcek.

Attn: Jeffrey and Constance Rebarcak
Telephone: (___) ____- _____
Fax: (___) ____- _____
Copy to:
Quarles & Brady Streich Lang LLP
One Renaissance Square
Two North Central Avenue
Phoenix, AZ 85004
Attn: Roger Morris
Telephone: 602-229-5269
Fax: 602-420-5001

If to Purchaser:	Diagnostic USA, Inc.
#207, 5005 Elbow Drive S.W.
Attn: Michael Gelmon
Telephone: (403) 287- 8803
Fax: (403) 287-8804

Any party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

7.7           Time of Essence. Time shall be of the essence of this Agreement and of every part hereof.

7.8           Headings. The headings in this Agreement have been inserted for reference and as a matter of convenience only and in no way define, limit or enlarge the scope or meaning of this Agreement or any provisions hereof.

7.9           Singular, Plural and Gender. Wherever the singular, plural, masculine, feminine or neuter is used throughout this Agreement the same shall be construed as meaning the singular, plural, masculine, feminine, neuter, body politic or body corporate where the fact or context so requires and the provisions hereof and all covenants herein shall be construed to be joint and several when applicable to more than one party.

7.10         Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns. However, this Agreement is not assignable without the written consent of all parties.

7.11         Counterpart Execution. This Agreement may be executed in several counterparts each of which when so executed shall be deemed to be an original, and such counterparts shall constitute one and the same instrument and notwithstanding the date of execution shall be deemed to bear date as of the date of this Agreement. This Agreement shall be considered properly executed by any party if executed and transmitted by facsimile to the other parties.

7.12         Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Arizona without giving effect to any choice or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Arizona.

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                   IN WITNESS WHEREOF the corporate parties have hereunto affixed their corporate seals duly attested to by the hands of their properly authorized officers in that behalf and the individual parties have executed this Agreement all on the day and year first above written.

DIAGNOSTIC USA, INC.

By:
Its:

BANYAN CORPORATION

By:
Its:

JEFF REBARCEK

Witness

CONSTANCE REBARCEK

Witness